Exhibit 99.1

     Electroglas Revises First-Quarter 2005 Revenue Expectations

    SAN JOSE, Calif.--(BUSINESS WIRE)--April 7, 2005--Electroglas, Inc. (Nasdaq:EGLS) announced today that it expects its revenue for the first quarter ended March 31, 2005 to be approximately $7.7-$8.0 million. The company's outlook issued in January 2005 called for revenue to be approximately equal to fourth-quarter 2004 revenue of $11.2 million. Electroglas is scheduled to release its final and complete first-quarter results at 1:00 p.m. EDT on Thursday, April 21, 2005.
    "Book-to-bill was weak and the company consumed backlog," commented Keith Barnes, CEO of Electroglas. "SEMI recently reported that North American test, assembly and packaging vendors have continued to see drops in the book-to-bill, to .80 in January and .78 in February. These are the lowest book-to-bill numbers since late 2003. However, there are also positive signs. The SIA reported that January chip sales were up 23% year-over-year, reversing five months of declining year-over-year trends. Also, the February chip sales just reported by SIA were up 16% over last year.
    "We are also in a major new product transition phase," Barnes continued. "Our new products are focused on leading-edge technologies in both 200mm and 300mm, and were just introduced in December 2004 and January 2005, respectively. We have started deploying our new 200mm 4090u+ and 300mm EG6000 products, and have received positive feedback from our customers. We have also successfully upgraded many older 200mm products during the quarter, with positive results, and we have started evaluations for our new 300mm prober.
    "At Electroglas, we expect more technology-based purchases for our new products through the year because they focus on newer process technologies," Barnes added. "Up until now, we have been unable to adequately address these applications. Once we complete more evaluations and initial orders for new products increase, we would expect to see capacity purchases from our customers. For the newer semiconductor processes, capacity utilization is already high at customer sites, and we would expect capacity purchases for newer process technologies, such as 300mm Copper and LoK, to drive an uptick in orders for our recently announced products ahead of order increases for more traditional technologies."
    Electroglas acknowledged that the first-quarter 2005 revenue expectations announced today are preliminary and subject to the closing of its books, management review and other customary accounting procedures for quarterly financial results.

    Legal Notice Regarding Forward-Looking Statements

    Certain statements in this press release are forward-looking statements, including statements regarding Electroglas' plan and expectations or intentions regarding the future. Forward-looking statements in this release include statements relating to financial results and revenues for the quarter ended March 31, 2005, as well as statements relating to future customer orders in traditional technologies and new technologies. Electroglas assumes no obligation to update any forward-looking statements. Electroglas' actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as continued or increased softness in demand for semiconductor equipment, and unexpected cancellations or delays in customer orders. Readers should also refer to the risk disclosures outlined in Electroglas' Form 10-Qs filed from time to time and the Form 10-K filed for Electroglas' fiscal year ended December 31, 2004.

    About Electroglas

    Electroglas is a supplier of innovative probers, prober-based test handlers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

    CONTACT: Electroglas, Inc.
             Tom Brunton, 408-528-3000